                           OFFER TO PURCHASE FOR CASH
                                     UP TO
              14,392,003 OF THE OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                          IMCLONE SYSTEMS INCORPORATED

                                       AT

                              $70.00 NET PER SHARE

                                       BY

                    BRISTOL-MYERS SQUIBB BIOLOGICS COMPANY,
                          A WHOLLY OWNED SUBSIDIARY OF
                          BRISTOL-MYERS SQUIBB COMPANY

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    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
   MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 26, 2001, UNLESS THE OFFER IS EXTENDED.
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                                                              September 28, 2001

To Brokers, Dealers, Banks,
Trust Companies and other Nominees:

    We have been engaged by Bristol-Myers Squibb Biologics Company, a Delaware corporation (the "PURCHASER") and a wholly owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation ("PARENT"), to act as Dealer Manager in connection with the Purchaser's offer to purchase up to 14,392,003 outstanding shares of common stock, par value $.001 per share (the "SHARES") of ImClone Systems Incorporated, a Delaware corporation (the "COMPANY"), at $70.00 per share (the "OFFER PRICE"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 28, 2001 (the "OFFER TO PURCHASE"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "OFFER"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

    Enclosed herewith are copies of the following documents:

    1.  Offer to Purchase dated September 28, 2001;

    2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

    3. A printed form of letter that may be sent to your clients for whose account you hold shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    4.  Notice of Guaranteed Delivery with respect to Shares;

    5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6.  Return envelope addressed to EquiServe Trust Company, N.A., as
       Depositary.

    THE OFFER IS CONDITIONED UPON (A) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED AND (B) THE OTHER CONDITIONS TO THE PURCHASER'S OBLIGATION TO PURCHASE SHARES IN THE OFFER SET FORTH IN THE ACQUISITION AGREEMENT HAVING BEEN SATISFIED OR
WAIVED.
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    We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City Time, on October 26, 2001, unless extended.

    By unanimous vote of those directors present and voting, the Board of Directors of the Company has approved the Acquisition Agreement (as defined below) and the transactions contemplated thereby. Accordingly, the Board of Directors of the Company recommends that stockholders of the Company tender their Shares in the Offer.

    The Offer is being made pursuant to the Acquisition Agreement dated as of September 19, 2001 (the "ACQUISITION AGREEMENT"), among Parent, the Purchaser and the Company.

    The Offer is being made for up to 14,392,003 Shares. If more than 14,392,003 Shares are tendered and not withdrawn prior to the expiration of the Offer, then tendered shares will be accepted for payment on a pro rata basis, as described in the Offer to Purchase.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal, properly completed, and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

    The Purchaser and Parent will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed material to your customers.

    Questions and requests for additional copies of the enclosed material may be directed to the Innisfree M&A Incorporated (the "Information Agent") or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,
                                   LEHMAN BROTHERS

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PARENT, THE PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.